Exhibit 99.1
Regency Energy Partners LP Announces Private Placement
Offering of $650 million of Senior Notes
Dallas, November 27, 2006 — Regency Energy Partners LP (Nasdaq: RGNC) (“Regency” or the “Partnership”) announced today that it has commenced a private placement of $650 million in seven-year senior notes. The senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The senior notes are expected to be eligible for trading under Rule 144A.
The Partnership intends to use the net proceeds from the offering to repay the $600 million term loan and most of the revolving loans outstanding under Regency’s credit facility.
This news release does not constitute an offer to sell or a solicitation of an offer to buy the debt securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Regency is a growth-oriented, midstream energy partnership engaged in the gathering, processing, marketing and transportation of natural gas and natural gas liquids. Additional information about Regency can be found at www.regencyenergy.com.
Forward Looking Statements
This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.
CONTACT:
Investor Relations:
Shannon Ming
Director, Investor Relations
Regency Energy Partners LP
214-239-0093
Shannon.ming@regencygas.com
Media Relations:
Elizabeth Browne
Michael & Partners
972-716-0500 x26
ebrowne@michaelpartners.com